Exhibit 99.2
January 29, 2024
The Fortegra Group, Inc.
10751 Deerwood Park Blvd.
Suite 200
Jacksonville, FL 32256

Re:	Proposed Public Offering by The Fortegra Group, Inc.
Ladies and Gentlemen:
The undersigned, a stockholder of The Fortegra Group, Inc., a Delaware corporation (the “Company”), understands that Goldman Sachs & Co. LLC (“Goldman Sachs”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Jefferies LLC (“Jefferies” and, together with Goldman Sachs and J.P. Morgan, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (“Public Offering”) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees with the Company that, during the period beginning on the date hereof and ending on the date that is 365 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Board of Directors of the Company (the “Board”), (i) directly or indirectly, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Board, provided that (1) in the case of a transfer or distribution pursuant to clauses (iii) through (ix), (xi) and (xii), the Company receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) transfers made pursuant to clauses (i) through (ix) below shall not involve a disposition for value, (3) transfers made pursuant to clauses (ii), (iv) through (vii) and (ix) below are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report reflecting such transfers made pursuant to clauses (ii) through (ix) below as dispositions during the Lock-Up Period:
(i)pursuant to the Underwriting Agreement;
(ii)if such Common Stock is purchased from the underwriters in the Public Offering, unless the undersigned is an officer or director of the Company, whether or not issuer directed;
(iii)as a bona fide gift or gifts or transfers for bona fide estate planning purposes, provided that any Form 4 filing or filing of any other required form, shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(iv)to any trust or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or if the undersigned is a trust, to any beneficiary of the undersigned (including such beneficiary’s estate);
(v)to any immediate family member or dependent of the undersigned;
(vi)as a distribution or transfer to limited partners, members, stockholders or other equity holders of the undersigned;
(vii)to the undersigned’s affiliates or to any investment fund, corporation, limited liability company or other entity that, directly or indirectly, controls, manages, is controlled or managed by, or is under common control with, the undersigned;
(viii)by will or intestate succession upon the death of the undersigned;
(ix)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (iii), (iv), (v), (vi), (vii) and (viii) above;
(x)pursuant to a court or regulatory agency order, or a qualified domestic order in connection with a divorce settlement, provided that any Form 4 filing or filing of any other required form, shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(xi)pursuant to the exercise of any rights to purchase, exchange or convert any stock options or other rights granted pursuant to the Company’s equity incentive plans described in the final prospectus in connection with the Public Offering (the “Prospectus”) or warrants or any other securities described in the Prospectus, which securities are convertible into or exchangeable or exercisable for Common Stock; provided that (1) any filing under Section 16 of the Exchange Act in connection with such transfers made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described above and (B) the underlying shares of Common Stock continue to be subject to the restrictions on transfer set forth in this lock-up agreement and (2) the undersigned does not otherwise voluntarily effect any other public filings or report regarding such exercise during the Lock-Up Period;
(xii)to the Company in connection with the “cashless” or “net” exercise of options or other rights to purchase Common Stock for the purpose of exercising such options or other rights, or to cover tax withholding obligations of the undersigned in connection with such exercise, the vesting of restricted shares of Common Stock or restricted stock units, or the settling of restricted shares of Common Stock or restricted stock units, provided that (i) any remaining Common Stock received upon such exercise or such vesting or settlement will be subject to the restrictions set forth in this lock-up agreement and (ii) (1) any filing under Section 16 of the Exchange Act in connection with such transfers made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described above and (B) no Lock-Up Securities were sold by the undersigned, other than such transfers to the Company as described above and (2) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Lock-Up Periods;
(xiii)pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a Change in Control (as defined below) of the Company, provided that in the event such tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities held by the undersigned shall remain subject to this lock-up agreement;
(xiv)to the Company pursuant to any agreement under which the Company has the option to repurchase or reacquire such Lock-Up Securities or a right of first refusal with respect to such securities, provided that (i) (1) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described above and (B) no Lock-Up Securities were sold by the undersigned, other than such transfers to the Company as described above and (2) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Lock-Up Period; or
(xv)the pledge of shares as collateral or security to one or more lenders in a bona fide transaction, including margin loans or other loans, advances or extensions of credit or non-purpose loans (including any replacement, amendment, or modification thereof) to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the undersigned and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the undersigned and/or its affiliates, and to any third party pledgee pursuant to such pledge; provided that (i) the documentation for any such pledge permits the pledgee to foreclose on such pledge but with such shares remaining subject to the terms of this lock-up agreement in the hands of the pledgee and with no further transfers of such shares being permitted except (A) as permitted pursuant to the terms of this lock-up agreement or (B) to a purchaser who agrees to execute a lock-up agreement substantially in the form of this lock-up agreement and (ii) in each case, that no public filing, report or announcement shall be voluntarily made and if any filing under Section 13 or Section 16 of the Exchange Act in connection with such transfer or distribution shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.
Nothing in this lock-up agreement shall preclude the establishment of a new trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act, provided, that (A) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period, (B) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period, and (C) no sales are made during the Lock-Up Period pursuant to such plan. For the avoidance of doubt, nothing in lock-up agreement shall preclude the disclosure of any trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act where such disclosure is required pursuant to Form 10-K or Form 10-Q under the Exchange Act.
For purposes of this lock-up agreement, “Change in Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity).
Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned as part of or on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.
The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.
This lock-up agreement will automatically terminate upon the earliest to occur, if any, of (a) the date that the Company advises the Representatives, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (b) the date the Company files an application with the Securities and Exchange Commission to withdraw the registration statement with respect to the Public Offering, (c) the date of termination of the Underwriting Agreement if prior to the closing of the Public Offering or (d) May 15, 2024 if the Public Offering has not been completed by such date; provided that the Company may by written notice to the undersigned prior to such date extend such date for a period of up to an additional three months.

This lock-up agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

TIPTREE HOLDINGS LLC

Authorized Signatory:	/s/ Michael G.Barnes
Title:	Executive Chairman
Print Name:	Michael G.Barnes
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